Exhibit 16.1

Deloitte & Touche LLP 1601 Wewatta Street Suite 400 Denver, CO 80202 United States Tel: +303 292 5400 Fax: +303 312 4000 www.deloitte.com

June 10, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read item 4.01 of Falcon Minerals Corporation’s (now known as Sitio Royalties Corp.) Form 8-K dated June 10, 2022 and have the following comments:

1.	We agree with the statements made under the heading “Dismissal of Independent Registered Public Accounting Firm”.

2.	We have no basis on which to agree or disagree with the statements made under the heading “Engagement of New Independent Registered Public Accounting Firm”.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

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